UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 31, 2017

Hilton Grand Vacations Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37794	81-2545345
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6355 MetroWest Boulevard, Suite 180 Orlando, Florida	32835
(Address of principal executive offices)	(Zip Code)

(407) 722-3100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2017 Short-Term Cash Incentive Awards

On March 31, 2017, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Hilton Grand Vacations Inc. (the “Company”) approved 2017 short-term cash incentive award opportunities for certain of the Company’s executive officers, including Messrs. Mark D. Wang (President and Chief Executive Officer), Michael D. Brown (Executive Vice President and Chief Operating Officer), James E. Mikolaichik (Executive Vice President and Chief Financial Officer), and Stan R. Soroka (Executive Vice President and Chief Customer Officer), and Ms. Barbara L. Hollkamp (Executive Vice President and Chief Human Resources Officer ). The cash bonus awards were granted under the Hilton Grand Vacations Inc. 2017 Omnibus Incentive Plan, as amended.

The Compensation Committee approved target award opportunities for the officers in the table below:

Name	Target Short-Term Cash Incentive Opportunity as a % of Base Salary
Mark D. Wang	150%
Michael D. Brown	100%
James E. Mikolaichik	100%
Stan R. Soroka	100%
Barbara L. Hollkamp	50%

Each officer will be eligible to earn up to 200% of his or her target award based on the achievement of certain performance goals established by the Compensation Committee. The short-term cash incentive awards will be earned based on the achievement of both individual and Company performance objectives for the 2017 fiscal year, as follows: (i) 60% of the award will be earned based on the achievement of corporate performance objectives linked to the Company’s adjusted EBITDA; (ii) 10% of the award will be earned based on cost savings linked to the Company’s general and administrative expense; and (iii) the remaining 30% of the award will be earned based on the achievement of each officer’s performance goals and objectives.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HILTON GRAND VACATIONS INC.

By:	/s/ Charles R. Corbin
Charles R. Corbin
Executive Vice President, General Counsel and Secretary

Date: April 6, 2017